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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 1995


                               PATTEN CORPORATION
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             (Exact name of registrant as specified in its charter)


Massachusetts                        0-19292             03-0300793
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(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation)                       file number)        Identification number)


5295 Town Center Road, Boca Raton, Florida                 33486
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(Address of principal executive offices)                   (Zip Code)


                                  407-361-2700
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              (Registrant's telephone number, including area code)


                                      None
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         (Former name or former address, if changed since last report)





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ITEM 5. OTHER EVENTS

On July 12, 1995, Patten Corporation (the "Company") and certain subsidiaries of the Company sold, or otherwise absolutely transferred and assigned, $68.1 million aggregate principal amount of mortgage notes receivable (the "Mortgage Pool") to Patten Receivables Finance Corporation X, a wholly-owned subsidiary of the Company (the "Depositor"), and the Depositor sold the Mortgage Pool to Patten Corporation REMIC Trust, Series 1995-1 (the "1995 REMIC Trust"). Simultaneous with the sale, the 1995 REMIC Trust issued four classes of Adjustable Rate REMIC Mortgage Pass-Through Certificates (the "Certificates"). Each Certificate evidences a fractional undivided interest in the Mortgage Pool. The Certificates were issued pursuant to the terms of a Pooling and Servicing Agreement dated as of June 15, 1995 (the "Pooling Agreement") among the Company, the Depositor, Patten Corporation REMIC Trust Series 1995-1 and First Trust National Association, as trustee. The initial principal balance of the Class A, Class B and Class C certificates were approximately $61.3 million, $4.8 million and $2.0 million, respectively. The Class R Certificates have no initial principal balance and do not bear interest. The Class A, Class B and Class C Certificates bear interest at the lesser of (a) the weighted average of the net mortgage interest rates of certain of the notes in the Mortgage Pool less the servicing fee rate and trustee fee rate or (b) the London interbank offered rate for six month United States dollar deposits plus a margin of 1.5%, 3.55% and 4.0%, respectively.

The 1995 REMIC Trust is comprised primarily of a pool of fixed and adjustable rate first mortgage loans secured by property sold by the Company. The loans comprising the Mortgage Pool were previously owned by the REMIC trust established by the Company in 1992 (approximately $50.1 million principal amount) or pledged by a receivables subsidiary, or the Company, to an institutional lender (approximately $18.0 million principal amount). Collections of principal and interest on the Mortgage Pool, net of certain servicing and trustee fees, are remitted to Certificateholders on a monthly basis. The proceeds of collections on the Mortgage Pool are distributed to the Certificateholders in the order of priority specified in the Pooling Agreement. The Class C and R Certificates are subordinated to the Class A and B Certificates, as provided in the Pooling Agreement.

On July 12, 1995, the Depositor sold the Class A and Class B Certificates issued under the Pooling Agreement to two institutional investors for aggregate proceeds of approximately $66.1 million in a private placement transaction and retained the Class C and Class R Certificates. The terms of the REMIC financing were determined by arm's length negotiations between the parties. A portion of the proceeds from the transaction was used to repay approximately $12.8 million of outstanding debt. An additional $36.3 million was used to retire securities previously sold pursuant to the Company's 1992 REMIC transaction. The balance of the proceeds, after payment of transaction expenses and fees, resulted in an increase of more than $15.8 million in the Company's unrestricted cash.

The Company will be paid an annualized servicing fee of .5% of the scheduled principal balance of those notes in the Mortgage Pool on which the periodic payment of principal and interest is collected in full. Under the terms of the Pooling Agreement, the Company has the obligation to repurchase or replace mortgage loans in the Mortgage Pool with respect to which there was a breach of the Company's representations and warranties contained in the Pooling Agreement at the date of sale, which breach materially and adversely affects the rights of Certificateholders. In addition, the Company, as servicer, is required to make advances of delinquent payments to the extent deemed recoverable.
However, the certificates are not obligations of the Company, the Depositor or any of their affiliates and the Company has no obligation to repurchase or replace mortgage loans solely due to delinquency.





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A copy of the Pooling Agreement is attached hereto as Exhibit 19.2 and is incorporated herein by reference. The foregoing description of the REMIC financing is subject to, and qualified in its entirety by, reference to such Exhibit.

The Certificates have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (c)     Exhibits

         Exhibit                  Description of Exhibit
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           10                     Pooling and Servicing Agreement dated as of
                                  June 15, 1995 by and among Patten Corporation
                                  REMIC Trust Series 1995-1, Patten Corporation,
                                  Patten Receivables Finance Corporation and
                                  First Trust National Association, as Trustee

           99                     Press Release dated July 13, 1995 issued by
                                  Patten Corporation


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


PATTEN CORPORATION

                                               /s/ Alan L. Murray
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Date: July 27, 1995                            Alan L. Murray
                                               Treasurer and Chief Financial
                                               Officer





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